UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): December 11, 2009
TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

1-11530	38-2033632
(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Long Lake Road, Suite 300,
Bloomfield Hills, Michigan	48304-2324
(Address of Principal Executive Office)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (248) 258-6800
None
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR
On December 11, 2009 and effective immediately, the Board of Directors of Taubman Centers, Inc. (the “Company”) approved amendments to, and the restatement of, the Company’s Restated By-Laws (the “By-Laws”). The material provisions of these amendments include (i) revising the timing of, and specifying additional information required in connection with, the nomination of directors and the proposal of other business by shareholders and (ii) clarifying the indemnification rights of directors, officers, employees and other persons.
Advanced Notice Provisions. As amended, the By-Laws are intended to better assure that shareholders and the Company have a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of shareholders and to allow for full information to be considered by the Board of Directors and shareholders. The amendments, among other things:
•	Revise the timing of a shareholder’s notice of director nominations or other proposed business at (1) an annual meeting of shareholders to not later than the close of business on the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting and (2) a special meeting of shareholders to (A) not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed to be elected at such meeting, if any, and (B) not earlier than the 120th day prior to the special meeting.
•	Require additional information to be provided in the notice in connection with director nominations or other proposed business:
•	Require that a shareholder nominating a person for election as a director provide additional information regarding the nominee to enable the Company to determine whether the proposed nominee qualifies as an independent director and otherwise is in compliance with the Company’s policies and guidelines applicable to directors.
•	Require a shareholder and beneficial owner(s), if any, on whose behalf the action is being made to disclose additional information regarding such persons’ interest (and the interest of related persons) in the matters being proposed, arrangements between the persons proposing such action, the interests of such persons and related persons in the Company’s stock, including disclosure of agreements that involve hedging, short positions and similar arrangements and agreements that involve acquiring, voting, holding or disposing of the Company’s stock, and whether such persons intend to solicit proxies in support of the proposed business or nominee.
•	Require information provided to the Company to be updated and supplemented so that all applicable information is true and correct as of the record date and within 15 days prior to the applicable meeting or any adjournment or postponement thereof.
•	Define the meaning of a beneficial owner.
•	Provide greater clarity regarding the Company’s authority to address non-compliance with the notice requirements, specifically relating to attendance at the shareholders’ meeting.

Indemnification. As amended, the By-Laws are intended to clarify the indemnification provisions in the Company’s Articles of Incorporation (the “Articles”). The amendments, among other things:
•	Delete prior Sections 6.01 and 6.02, which were duplicative of the rights set forth in the Articles regarding the right to indemnification and advancement of expenses.
•	Establish the rights and procedures for a claimant to bring suit against the Company for indemnification amounts.
•	Clarify that ERISA fiduciaries are covered under the Company’s indemnification provisions and clarify certain terms in the Articles to ensure full coverage to such persons.
•	Provide that a person’s right to indemnification and advancement of expenses, as applicable, is a contractual right and vests at the time of service to, or at the request of, the Company. Such right continues even after the person ceases to be a director, officer, employee or agent of the Company. If the By-Laws are amended, modified or repealed, such provisions cannot alter a person’s right to indemnification or the advancement of expenses prior to the date of such amendment, modification, or repeal.
•	Clarify that the indemnification rights in the Articles and By-Laws are not exclusive.
•	Specify that the Company is not liable for settlements or judicial awards if consent was not given or participation was not granted in accordance with the By-Laws. Further, notes that the Company is not required to make any indemnification payments that would be duplicative.
•	Provide that the Company will be subrogated to the rights of recovery of any persons indemnified by the Company.
Delete Former Article X. Article X of the By-Laws previously noted that Chapter 7B of Michigan Business Corporation Act did not apply. Chapter 7B was a control share acquisition statute, but has recently been repealed under Michigan law.
The foregoing summary is qualified in its entirety by reference to the By-laws, which is attached hereto as Exhibits 3.1 (clean version) and 3.2 (marked to show changes from the prior By-Laws) and is incorporated herein by reference.
Change to Deadline for Submission By Shareholders of Certain Proposals to be Presented at the 2010 Annual Meeting of Shareholders
As a result of the foregoing amendments to the By-Laws, any director nomination or shareholder proposal intended to be presented for consideration at the 2010 annual meeting of shareholders, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting, must be received by the Secretary of the Company at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 between January 29, 2010 and the close of business on February 26, 2010 to be considered timely. Such notice must also comply with the other provisions of the Company’s By-Laws and applicable law.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits
The following Exhibits are filed with this report:

Exhibit	Description
3.1	Restated By-Laws of Taubman Centers, Inc.
3.2	Restated By-Laws of Taubman Centers, Inc. (marked to show changes from the prior By-Laws)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2009	TAUBMAN CENTERS, INC.
	By:	/s/ Lisa A. Payne
Lisa A. Payne
Vice Chairman and Chief Financial Officer